 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2002

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

On October 30, 2002, United Bancshares, Inc. issued the following press release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $426 million, today announced its fourth quarter dividends and the release of its third quarter basic net earnings of 25¢ per share.

In October 2002, the Board of Directors of United Bancshares Inc. declared a fourth quarter 2002 dividend of 11¢ per share, payable December 13, 2002 to shareholders of record on November 29, 2002.

For the quarter ended September 30, 2002, United Bancshares, Inc. reported net income of $905,000, or $0.25 basic earnings per share. This compares to third quarter 2001 net income of $1,250,000, or $0.35 basic earnings per share, a $345,000 decrease.  The quarterly decrease was primarily the result of an increase in non-interest expenses and provision for loan losses of $165,000 and $94,000, respectively, and a $207,000 decrease in non-interest income, these differences were offset by an increase in net interest income of $133,000, all net of tax.  The additional expenses were derived from the Company’s continued commitment to the improvement of internal controls and the specialization of its work force.  The increased net interest income was the result of improved net interest margin and growing earning asset base.  The decrease in non-interest income was primarily the result of a decrease in the gain on sale of mortgage loans.  During the third quarter of 2001, approximately $45 million of fixed-rate mortgage loans previously originated by Citizens Bank of Delphos were sold to FHLMC in two separate sales, resulting in the significant gains.  Net income for the nine months ended September 30, 2002, totaled $5,943,000, or $1.65 basic earnings per share, which includes $3,807,000 ($1.06 per share), as a result of a change in accounting principle and $2,136,000 ($0.59 per share) from traditional operations compared with net income of $2,502,000, or $0.76 basic earnings per share for the same period in 2001.

Return on average assets was 0.87% for the third quarter of 2002, compared to 1.29% for the comparable quarter of 2001. Excluding the impact of the change in accounting principle in 2002, return on average assets for the nine months ended September 30, 2002 was 0.68% compared to 0.93% for the same period in 2001.  Return on average equity for the third quarter of 2002 was 9.20% compared to 14.91% for the same period of 2001. Excluding the impact of the change in accounting principle in 2002, return on average equity for the nine months ended September 30, 2002 was 7.23% compared to 10.87% for the same period in 2001.

E. Eugene Lehman, President and CEO of United Bancshares, Inc. stated that, “Although United has experienced disappointing growth in consumer and commercial loan originations, the expansion of the Bank of Leipsic into the Bowling Green market and continued corporate focus on small business lending has started to reverse these trends.  The Bank of Leipsic is in negotiations to establish a Bowling Green loan production office by the end of 2002. Citizens Bank of Delphos continues to take advantage of the leveraging opportunities for reducing interest rate risk while maintaining its earnings.  Because we are focused on asset growth, we continue to make investments in loan officers and in asset quality administration.  These investments will reduce short-term earnings but strengthen the Company through improved asset growth and loan review management.  We are aggressively reviewing loans to identify any signs of asset weakness and are successfully working with our customers to strengthen their repayment ability.  Regardless of the rate environment, we anticipate an increase in our assets under management and therefore increases in long-term earnings potential.  Additionally, in October 2002 The Board of Directors reaffirmed its authorization of Management to expend up to $1 million to repurchase outstanding shares.  We believe that our current stock price does not reflect the actual long-term value of the Company,"

United Bancshares, Inc. is the parent company of The Union Bank Company, The Bank of Leipsic Company, The Citizens Bank of Delphos, and BancServices United, Inc.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2001 Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: October 30, 2002	By: /s/ Brian D. Young
Brian D. Young CFO